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                                                               Exhibit 99(d)(ix)


                       Metropolitan Life Insurance Company

                                   Endorsement

This policy is amended by adding the following as the first sentence of the Death Benefit Adjustment provision: After the first policy year, you may decrease the Specified Face Amount of Insurance.

                                                    /s/ Gwenn L. Carr
                                                    Gwenn L. Carr
                                                    Vice-President and Secretary



R.S. 1272 October 2003